EXHIBIT 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP INCREASES OUTLOOK FOR 2006 THIRD QUARTER EPS
—2006 Third Quarter Conference Call & Webcast Scheduled for November 3rd—
CLEVELAND, Ohio — October 4, 2006 — OM Group, Inc. (NYSE:OMG) today announced that it now expects diluted earnings per share for the quarter ended September 30, 2006 to be in the range of $2.85 to $2.95, up significantly from its previous projected earnings of $1.45 to $1.65 per diluted share.
The primary factor driving the significant increase in the Company’s revised estimate for its third quarter results is the well- documented rise in base metal prices, particularly nickel. In the third quarter of 2006, the price of nickel averaged $13.22 per pound. The Company’s previous earnings projection, issued on August 4th, was based on an average nickel price of $11.35 per pound.
“Our revised third quarter expectations represent yet another example of the exposure to metal prices in our current business model,” said Joe Scaminace, OM Group’s chairman and chief executive officer. “We are as committed today as ever to transforming the company’s business model. Our transformation strategy, in the broadest terms, focuses on growing the company’s specialty materials presence while reducing our exposure to metal price volatility. We remain active on all fronts, regardless of which direction metal prices trend.”
OM Group plans to release its financial results for the third quarter of 2006 and its expectations for the fourth quarter before the market opens on November 3, 2006. The company plans to discuss these results on a conference call and live audio broadcast at 10:00 a.m. (ET) on November 3, 2006. Investors may access the live audio broadcast by logging on to www.omgi.com/investorrelations/webcasts.htm.
A copy of management’s presentation materials will be available on the company’s Web site at the time of the call. The company recommends visiting its Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, approximately three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at http://www.omgi.com.
# # #
For more information, contact: Greg Griffith, vice president, corporate affairs and investor relations at 216-263-7455.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.